Exhibit 10.8

Global Payments Inc.

FORM OF STOCK-SETTLED RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable
G R A N T T O
______________________________________

(“Grantee”)

by Global Payments Inc. (the “Company”) of

_________________________________________

restricted stock units convertible into shares of the Company’s common stock, no par value per share (the “Units”), pursuant to and subject to the provisions of the Global Payments Inc. 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Stock-Settled Restricted Stock Unit Award Certificate (the “Certificate”) and the Plan.

Unless sooner vested in accordance with Section 2 of the Term and Conditions or otherwise in the discretion of the Committee, the Units shall vest (become payable) in accordance with the following schedule; provided that Grantee is then still employed by the Company or any of its Affiliates:

Percentage of Shares	Vesting Date
33.33%	[Year 1]
33.33%	[Year 2]
33.34%	[Year 3]

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

Global Payments Inc.	Grant Date: Grant Number:
By: ____________________________________________ Its: Authorized Officer	Accepted by Grantee: __________________________

TERMS AND CONDITIONS

1.    Grant of Units. The Company hereby grants to the Grantee named on the cover page hereof, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate, the number of restricted stock units indicated on the cover page hereof (the “Units”) which represent the right to receive an equal number of shares of the Company’s no par value common stock (“Stock”) on the terms set forth in this Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.    Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)
as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof; provided Grantee is then still employed by the Company or an Affiliate, or

(b)	the termination of Grantee’s employment by reason of death or Disability or, with the consent of the Committee, Grantee’s Retirement.

If Grantee’s employment terminates prior to a Vesting Date for any reason other than as described in (b) above, Grantee shall forfeit all right, title and interest in and to the unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in Section 2 above, the Units will be converted on the Vesting Date to actual shares of Stock. Stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Grantee’s name as of the Vesting Date and delivered to Grantee as soon as practical thereafter.

4.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

5.    Restrictions on Settlement of Units. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, no payment shall be made hereunder unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

6.    No Right of Continued Employment; No Rights to Compensation or Damages. Nothing in the Plan or this Certificate or any document executed under either of them shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment without liability at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate. By executing this Certificate, Grantee waives any and all rights to compensation or damages for the termination of Grantee’s office or employment, or failure to provide sufficient notice of termination of Grantee’s office or employment, with the Company or any Affiliate for any reason whatsoever insofar as those rights arise or may arise from the loss of Grantee’s benefits or rights upon conversion of the Units in connection with such termination.

7.    No Entitlement to Future Awards. The grant of the Units does not entitle Grantee to the grant of any additional units or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions.  The grant of the Units is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Units are not part of normal or expected compensation for purposes of calculating severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

8.    Transfer of Data. By executing this Certificate, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data, but failure to provide the consent may affect Grantee’s eligibility to receive awards under the Plan.  The Company and its Affiliates hold certain personal information about Grantee, including name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of any rights or entitlements to shares of stock, for the purpose of managing and administering the Plan (“Data”).  The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Company and any of its Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Plan.  These recipients may be located in the United States or elsewhere throughout the world.  Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan.  Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing his or her consent, Grantee will affect his or her ability to participate in the Plan.

9.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy all applicable taxes (including Grantee’s income tax and employee national insurance obligations) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s general counsel, principal financial officer or chief accounting officer, by withholding from the settlement of the stock units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if the Units had vested) on the date of such amendment or termination.

11.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Units are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment or change-in-control agreement with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment or change-in-control agreement.

12.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state and federal courts of the State of Georgia and waives objection to such jurisdiction.

13.    Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14.    Relationship to Other Benefits. The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

15.    Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328, USA; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

16.    Non-Competition and Non-Solicitation. As a condition of Grantee’s receipt of this Award, Grantee agrees to the following restrictions. Grantee acknowledges and agrees that as a result of Grantee’s employment with the Company, Grantee’s knowledge of and access to confidential and proprietary information, and Grantee’s relationships with the Company’s customers and employees, Grantee would have an unfair competitive advantage if Grantee were to engage in activities in violation of this Agreement. Grantee also acknowledges and agrees that the covenants in this Section 15 are necessary to protect the trade secrets of Company.

16.1    Non-Competition. During the term of Grantee’s employment and for a period of __ months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, seek or obtain any employment or independent contractor relationship, in the area in which the Company conducts business, with a Competitor in which Grantee has duties for (or provides services to) such Competitor that relate to Competitive Services and are the same or similar to those services actually performed by Grantee for the Company; provided, however, that nothing in this Section 16.1 shall prohibit Grantee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding publicly traded securities of any corporation which may compete directly or indirectly with the Company.
16.2    Non-Solicitation of Customers. During the term of Grantee’s employment and for a period of __ months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit, divert or take away or attempt to solicit divert or take away any Protected Customer for the purpose of providing or selling Competitive Services; provided however, that the non-solicitation restriction contained in this Section 16.2 shall only apply to those Protected Customers (a) with whom Grantee, alone or in conjunction with others, had business dealings with on behalf of the Company during the __ month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 16.2 hereof or (b) for whom Grantee was responsible for supervising or coordinating the dealings between the Company and the Protected Customer during the __ month period immediately preceding the termination of Grantee’s employment or any earlier date of any alleged breach by Grantee of the restriction in Section 16.2 hereof
16.3    Non-Solicitation of Employees. During the term of Grantee’s employment and for a period of __ months immediately following the termination of Grantee’s employment for any reason, Grantee shall not, directly or indirectly, on Grantee’s own behalf or on behalf of any other individual, corporation, partnership, joint venture, limited liability company, association or other entity or otherwise, solicit or induce any employees of the Company with whom Grantee worked or otherwise had material contact with through employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other individual, corporation, partnership, joint venture, limited liability company, association or other entity.
16.4    Definitions. For purposes of Section 16 hereof, the following definitions apply:
(a)    “Competitive Services” means services competitive with the business activities engaged in by the Company as of the date of termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 16 hereof, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, merchant acquiring, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.
(b)    “Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Vantiv, Wells Fargo Merchant Services, Heartland Payment Systems, First National Merchant Solutions, RBS Lynk, TransFirst Holdings, iPayment, BA Merchant Services, NPC, Elavon Merchant Services and Moneris Solutions.
(c) “Protected Customer” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise to whom the Company has sold or provided its products or services, or actively solicited to sell its products or services, during the __ months prior to termination of Grantee’s employment for any reason or any earlier date of an alleged breach by Grantee of the restrictions in Section 16 hereof.
16.5    Rights and Remedies Upon Breach. Grantee agrees that, in the event that Grantee breaches or threatens to breach the covenants set forth in Section 16 hereof, the Company shall be entitled to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the covenants set forth in Section 16 hereof and to have the covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. In addition, if the Grantee breaches any of the covenants set forth in Section 16 hereof, all unvested Shares covered by this Certificate shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.
16.6     Severability. Grantee acknowledges and agrees that the covenants set forth in Section 16 hereof are reasonable and valid in time and scope and in all other respects and shall be considered and construed as separate and independent covenants. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Grantee will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws